Exhibit 99.1

Contact:	Janie Maddox
Post Properties, Inc.
(404) 846-5056
Post Properties Announces Second Quarter 2005 Earnings
Investor/Analyst Conference Call Scheduled for August 2, 2005 at 10:00 a.m. EDT
ATLANTA, August 1, 2005 — Post Properties, Inc. (NYSE: PPS) announced today net income available to common shareholders of $56.5 million for the second quarter of 2005, compared to $99.2 million for the second quarter of 2004. On a diluted per share basis, net income available to common shareholders was $1.42 for the second quarter of 2005, compared to $2.49 for the second quarter of 2004.
Net income available to common shareholders was $59.3 million for the six months ended June 30, 2005, compared to $98.3 million for the first half of 2004. On a diluted per share basis, net income available to common shareholders was $1.48 for the six months ended June 30, 2005, compared to $2.48 for the first half of 2004.
The Company uses the National Association of Real Estate Investment Trusts (“NAREIT”) definition of Funds from Operations (“FFO”) as an operating measure of the Company’s financial performance. A reconciliation of FFO to GAAP net income (loss) is included in the financial data (Table 1) accompanying this press release.
FFO for the second quarter of 2005 totaled $22.1 million, or $0.52 per diluted share, compared to $14.7 million, or $0.35 per diluted share, for the second quarter of 2004. The Company’s reported FFO for the second quarter of 2005 included a $1.4 million, or $0.03 per diluted share, non-cash loss on the early extinguishment of tax-exempt secured indebtedness assumed in connection with asset sales and the termination of related interest rate cap agreements.
FFO for the six months ended June 30, 2005 totaled $44.1 million, or $1.03 per diluted share, compared to $32.5 million, or $0.76 per diluted share, for the first half of 2004. In addition to the non-cash loss discussed above, the Company’s reported FFO for the six months ended June 30, 2005 included a gain of approximately $5.3 million, or $0.12 per diluted share, relating to the sale of its investment in privately-held Rent.com.
The Company’s reported FFO for the three and six months ended June 30, 2004 also included a non-cash loss on early extinguishment of debt and non-cash redemption costs on preferred stock. A reconciliation of FFO to FFO excluding certain items and accounting charges is included in the financial data (Table 1) accompanying this press release.
Said David Stockert, CEO and President of Post Properties, “We are very pleased with our financial performance in the second quarter. Solid results from our apartment business were bolstered by a strong pace of condominium sales. With an expanding set of development opportunities and capital from the sale of older assets, Post is well positioned to continue delivering on its platform to create value.”
Mature (Same Store) Community Data
For the second quarter of 2005, average economic occupancy at the Company’s 52 mature (same store) communities, containing 20,028 apartment units, was 93.7%, compared to 93.6% for the second quarter of 2004.
Total revenues for the mature communities increased 1.9% during the second quarter of 2005, compared to the second quarter of 2004, and operating expenses increased 2.1%, producing a 1.8% increase in same store net operating income (NOI), or $0.7 million. Excluding the impact of straight-lining long-term ground lease expense, operating expenses for the mature communities increased 0.8% during the second quarter of 2005, compared to the second quarter of 2004, and same store NOI increased 2.6% between periods.

On a sequential basis, total revenues for the mature communities increased 1.8%, and operating expenses decreased 0.5%, producing a 3.2% increase in same store NOI for the second quarter of 2005, compared to the first quarter of 2005. For the second quarter of 2005, average economic occupancy at the mature communities was 93.7% compared to 93.5% for the first quarter of 2005.
Same store NOI is a supplemental non-GAAP financial measure. A reconciliation of same store NOI to the comparable GAAP financial measure is included in the financial data (Table 2) accompanying this press release. Same store NOI by geographic market is also included in the financial data (Table 3) accompanying this press release.
Condominium Activity
The Company is converting three apartment communities to condominiums through a taxable REIT subsidiary. 588™ is comprised of 127 units located in the Uptown submarket of Dallas, TX; Hyde Park Walk™ is comprised of 134 units located in the Hyde Park submarket of Tampa, FL; and The Peachtree Residences™ is a 19-story, 121-unit high-rise located in the Buckhead submarket of Atlanta, GA. The Peachtree Residences™ is owned through an unconsolidated joint venture in which the Company’s interest is 35%.
In the second quarter of 2005, the Company closed the sales of 35 units at 588™, 128 units at Hyde Park Walk™ and 12 units at The Peachtree Residences™ for aggregate gross sales prices of approximately $39.0 million and recognized approximately $6.0 million, or $0.14 per diluted share, of incremental gains on condominium sales in FFO, net of provision for income taxes. As of July 29, 2005, the Company in the aggregate had closed or had under contract 90 units at 588™, 134 units at Hyde Park Walk™ and 28 units at The Peachtree Residences™. In addition, to date the Company has entered into contracts to sell 64 units at the Condominiums at Carlyle SquareTM, a 145-unit for-sale condominium development located within the master-planned Carlyle submarket in the Washington, D.C. suburb of Alexandria, VA. The first condominium units at that development are expected to be delivered in late 2006. There can be no assurance that condominium units under contract will close.
Asset Sales Activity
During the second quarter of 2005, the Company sold five apartment communities totaling 1,309 units for aggregate gross proceeds of approximately $99.1 million, including the assumption by the buyer of approximately $34.1 million of tax-exempt secured indebtedness. For the second quarter of 2005, the Company realized accounting gains on asset sales, in accordance with generally accepted accounting principles (GAAP), of approximately $49.7 million ($46.9 million, net of minority interest).
The Company has also entered into a contract for the sale of the properties collectively operated as Post VillageTM, a 1,738-unit apartment community in suburban Atlanta, GA for aggregate gross proceeds of approximately $132.5 million, including the assumption by the buyer of approximately $47.5 million of tax-exempt secured indebtedness. The Company currently expects that this sale will close in the third quarter of 2005. There can be no assurance, however, that this sale will close.
As a result of its 2005 asset sales program, the Company expects to realize approximately $231.6 million of aggregate gross asset sales proceeds, including the assumption by the buyers of approximately $81.6 million of tax-exempt secured indebtedness. In addition, when its 2005 asset sales and condominium conversions are completed, the Company will have reduced its total units in Atlanta, GA by approximately 22%, its total units in Dallas, TX by approximately 8% and exited the Nashville, TN market.
Development and Acquisition Activity
The Company announced today that it has closed on the purchase of an approximately 8.9 acre site in the Buckhead submarket of Atlanta, GA for approximately $15.0 million where it is in the planning stage of the development of approximately 550 multifamily rental and for-sale units. The Company also announced today that it has closed on the purchase of an approximately 4.1 acre site in the Hyde Park submarket of Tampa, FL for approximately $12.3 million where it is in the planning stage of a mixed-use development, including for-sale units and retail. The Company currently expects to begin construction of approximately 320 multifamily rental and for-sale units at the Atlanta site in the first quarter of 2006 and expects to start construction at the Tampa site in the third quarter of 2006. There can be no assurance that future developments will occur or commence as planned.
In June 2005, the Company closed the acquisition of Ballantyne Place, a 319-unit luxury apartment community located within the Ballantyne area of Charlotte, NC. As part of a tax-deferred like-kind exchange transaction, the Company paid approximately $37.3 million for the apartment community, which is in its initial lease-up and is currently 91.5% leased. The Company also expects to incur an additional approximately $2 million in connection with this acquisition relating to closing costs, reimbursement of a fee to terminate a loan commitment that the seller had previously entered into in connection with the community and other amounts it plans to spend to improve the property. The property was renamed Post Ballantyne.
In June 2005, the Company announced that it had hired Curtis W. Walker as executive vice president and regional investment director in the Southeast, where he will oversee the Company’s investment and development efforts in Florida, Atlanta, GA and Charlotte, NC. Mr. Walker brings to the Company a wealth of multi-family experience from his 20 years in the real estate industry.
Financing Activity
Total debt and preferred equity as a percentage of undepreciated real estate assets (adjusted for joint venture partners’ share of debt) was 47.9% at June 30, 2005. Variable rate debt as a percentage of total debt was 20.9% at June 30, 2005, reflecting the Company’s issuance of $100 million of 5.45% unsecured notes used to repay outstanding borrowings under its unsecured revolving lines of credit and the assumption of approximately $34.1 million of variable rate, tax-exempt debt in connection with asset sales during the second quarter of 2005.
A computation of debt ratios and reconciliation of the ratios to the appropriate GAAP measures in the Company’s financial statements is included in the financial data (Table 4) accompanying this press release.
Stock Repurchase Program
From April 1, 2005 through August 1, 2005, the Company repurchased 412,600 shares of its common stock totaling approximately $13.6 million under 10b5-1 stock purchase plans, the most recent of which will expire on August 31, 2005. These shares were repurchased at an average price of $32.95 per share.
Year-to-date through August 1, 2005, the Company has repurchased 698,400 shares of its common stock totaling approximately $22.6 million under 10b5-1 stock purchase plans at an average price of $32.42 per share.
2005 Outlook
The estimates and assumptions presented below are forward-looking and are based on the Company’s current and future expected view of apartment market and general economic conditions as well as other factors outlined below. There can be no assurance that assets or condominium units being marketed for sale will close or that the Company’s actual results will not differ materially from the estimates set forth below. The Company assumes no obligation to update this guidance in the future.
Based on its current financial outlook for 2005, the Company expects that net income for the full year 2005 will be in the range of $3.18 to $3.31 per diluted share and that FFO will be in the range of $1.85 to $1.93 per diluted share. The Company’s net income guidance has increased from its previously issued range in its May 2, 2005 earnings release due substantially to the change in the Company’s expectations regarding the gains to be realized from its property and condominium sales in 2005. The Company’s FFO guidance on the low end of its previously issued range increased by $0.08 per diluted share, reflecting the change in the Company’s expectations regarding the incremental gains on condominium sales in FFO, net of provision for income taxes, and its current expectations regarding FFO expected to be realized from Company operations, excluding condominium activities. The upper end of the Company’s previously issued FFO per share guidance remained unchanged.

The Company’s outlook is based on assumptions that are discussed in detail in the Company’s prior quarterly earnings releases dated February 7, 2005 and May 2, 2005, which are available through the investor relations section of the Company’s website at www.postproperties.com. Based on management’s expectations regarding the timing and estimates of condominium sales, the Company currently expects that its incremental gains on condominium sales in FFO will be in the range of $0.17 to $0.19 per diluted share, as compared to its previously estimated range of $0.12 to $0.15 per diluted share in the May 2, 2005 earnings release. The Company also expects to realize GAAP accounting gains on condominium sales in 2005 in the range of $0.35 to $0.37 per diluted share, as compared to its previously estimated range of $0.25 to $0.30 per diluted share, in the May 2, 2005 earnings release.
A reconciliation of forecasted net income per diluted share to forecasted FFO per diluted share for 2005 is included in the financial data (Table 5) accompanying this press release.
Third Quarter 2005 Outlook
For the third quarter of 2005, the Company expects that its net income per share will be in the range of $1.69 to $1.77 per diluted share and that FFO will be in the range of $0.39 to $0.42 per diluted share. The Company’s FFO per share outlook range for the third quarter of 2005 includes non-cash losses on early extinguishment of indebtedness of approximately $0.04 per diluted share associated with asset sales and related debt assumptions that the Company expects will occur during the quarter. Excluding the losses on early extinguishment of debt, the Company expects that FFO will be in the range of $0.43 to $0.46 per diluted share.
The estimates of per share FFO for the third quarter of 2005 are also based on the following assumptions: an expected increase in same store NOI of 1.0% to 2.0% sequentially, compared to the second quarter 2005, based primarily on revenues that are expected to increase 1.7% to 2.3% sequentially and operating expenses that are expected to increase 2.5% to 3.1% sequentially; incremental condominium gains in FFO, net of provision for income taxes, expected to be $0.01 to $0.03 per diluted share; increasing short-term interest rates; general and administrative expenses, property management expenses and development costs in the aggregate being relatively in line with the second quarter of 2005; and the sale of one apartment community held for sale that is expected to close during the quarter.
A reconciliation of forecasted net income per diluted share to forecasted FFO per diluted share for the third quarter of 2005 is included in the financial data (Table 5) accompanying this press release.
Supplemental Financial Data
The Company also produces Supplemental Financial Data that includes detailed information regarding the Company’s operating results and balance sheet. This Supplemental Financial Data is considered an integral part of this earnings release and is available on the Company’s website. The Company’s Earnings Release and the Supplemental Financial Data are available through the investor relations section of the Company’s web site at www.postproperties.com.
The ability to access the attachments on the Company’s web site requires the Adobe Acrobat 4.0 Reader, which may be downloaded at http://www.adobe.com/products /acrobat/readstep.html.
Non-GAAP Financial Measures and Other Defined Terms
The Company uses certain non-GAAP financial measures and other defined terms in this press release and in its Supplemental Financial Data available on the Company’s website. The non-GAAP financial measures include FFO, Adjusted Funds from Operations (“AFFO”), net operating income, same store capital expenditures, FFO and AFFO excluding certain accounting charges, certain debt statistics and ratios and economic gains on property sales. The definitions of these non-GAAP financial measures are summarized below and on page 24 of the Supplemental Financial Data. The Company believes that these measures are helpful to investors in measuring financial performance and/or liquidity and comparing such performance and/or liquidity to other REITs.

Funds from Operations — The Company uses FFO as an operating measure. The Company uses the NAREIT definition of FFO. FFO is defined by NAREIT to mean net income (loss) available to common shareholders determined in accordance with GAAP, excluding gains (or losses) from extraordinary items and sales of depreciable property, plus depreciation and amortization of real estate assets, and after adjustment for unconsolidated partnerships and joint ventures all determined on a consistent basis in accordance with GAAP. FFO presented in the Company’s press release and Supplemental Financial Data is not necessarily comparable to FFO presented by other real estate companies because not all real estate companies use the same definition. The Company’s FFO is comparable to the FFO of real estate companies that use the current NAREIT definition.
Accounting for real estate assets using historical cost accounting under GAAP assumes that the value of real estate assets diminishes predictably over time. NAREIT stated in its April 2002 White Paper on Funds from Operations that “since real estate asset values have historically risen or fallen with market conditions, many industry investors have considered presentations of operating results for real estate companies that use historical cost accounting to be insufficient by themselves.” As a result, the concept of FFO was created by NAREIT for the REIT industry to provide an alternate measure. Since the Company agrees with the concept of FFO and appreciates the reasons surrounding its creation, the Company believes that FFO is an important supplemental measure of operating performance. In addition, since most equity REITs provide FFO information to the investment community, the Company believes that FFO is a useful supplemental measure for comparing the Company’s results to those of other equity REITs. The Company believes that the line on its consolidated statement of operations entitled “net income (loss) available to common shareholders” is the most directly comparable GAAP measure to FFO.
Adjusted Funds From Operations — The Company also uses adjusted funds from operations (“AFFO”) as an operating measure. AFFO is defined as FFO less operating capital expenditures and after adjusting for the impact of straight-line, long-term ground lease expense. The Company believes that AFFO is an important supplemental measure of operating performance for an equity REIT because it provides investors with an indication of the REIT’s ability to fund its operating capital expenditures through earnings. In addition, since most equity REITs provide AFFO information to the investment community, the Company believes that AFFO is a useful supplemental measure for comparing the Company to other equity REITs. The Company believes that the line on its consolidated statement of operations entitled “net income (loss) available to common shareholders” is the most directly comparable GAAP measure to AFFO.
Property Net Operating Income — The Company uses property NOI, including same store NOI and same store NOI by market, as an operating measure. NOI is defined as rental and other revenues from real estate operations less total property and maintenance expenses from real estate operations (exclusive of depreciation and amortization). The Company believes that NOI is an important supplemental measure of operating performance for a REIT’s operating real estate because it provides a measure of the core operations, rather than factoring in depreciation and amortization, financing costs and general and administrative expenses generally incurred at the corporate level. This measure is particularly useful, in the opinion of the Company, in evaluating the performance of geographic operations, same store groupings and individual properties. Additionally, the Company believes that NOI, as defined, is a widely accepted measure of comparative operating performance in the real estate investment community. The Company believes that the line on its consolidated statement of operations entitled “net income” is the most directly comparable GAAP measure to NOI.
Same Store Capital Expenditures — The Company uses same store recurring and non-recurring capital expenditures as cash flow measures. Same store recurring and non-recurring capital expenditures are supplemental non-GAAP financial measures. The Company believes that same store recurring and non-recurring capital expenditures are important indicators of the costs incurred by the Company in maintaining its same store communities on an ongoing basis. The corresponding GAAP measures include information with respect to the Company’s other operating segments consisting of communities stabilized in the prior year, lease-up communities, sold properties and commercial properties in addition to same store information. Therefore, the

Company believes that the Company’s presentation of same store recurring and non-recurring capital expenditures is necessary to demonstrate same store replacement costs over time. The Company believes that the most directly comparable GAAP measure to same store recurring and non-recurring capital expenditures are the lines on the Company’s consolidated statements of cash flows entitled “recurring capital expenditures” and “non-recurring capital expenditures.”
FFO and AFFO Excluding Certain Charges — The Company uses FFO and AFFO excluding certain items and charges, such as preferred stock redemption costs, losses on early extinguishment of debt associated with asset sales, gains on the sale of technology investments and asset impairment charges as operating measures. The Company reports FFO and AFFO excluding certain items and charges as alternative financial measures of core operating performance. The Company believes FFO and AFFO before certain items and charges are informative measures for comparing operating performance between periods and for comparing operating performance to other companies that have not incurred such items and charges. The Company further believes that certain items and charges of the nature incurred in 2005 and 2004 are not necessarily repetitive in nature and that it is therefore meaningful to compare operating performance using alternative, non-GAAP measures. The Company adjusts FFO and AFFO for losses on early extinguishment of debt and preferred stock redemption costs because these items result from financing transactions that are not related to core business performance. The Company further adjusts FFO and AFFO for gains on sales of technology investments and asset impairment charges because these items are not expected to be repetitive over the long-term and it is therefore meaningful to compute operating performance using adjusted, non-GAAP measures. In addition to the foregoing, the Company believes the investment and analyst communities desire to understand the meaningful components of the Company’s performance and that these non-GAAP measures assist in providing such supplemental measures. The Company believes that the most directly comparable GAAP financial measures to FFO and AFFO, excluding certain charges, is the line on the Company’s consolidated statements of operations entitled “net income (loss) available to common shareholders.”
Debt Statistics and Debt Ratios — The Company uses a number of debt statistics and ratios as supplemental measures of liquidity. The numerator and/or the denominator of certain of these statistics and/or ratios include non-GAAP financial measures that have been reconciled to the most directly comparable GAAP financial measure. These debt statistics and ratios include: (1) an interest coverage ratio; (2) a fixed charge coverage ratio; (3) total debt as a percentage of undepreciated real estate assets (adjusted for joint venture partner’s share of debt); (4) total debt plus preferred equity as a percentage of undepreciated real estate assets (adjusted for joint venture partner’s share of debt); (5) a ratio of consolidated debt to total assets; (6) a ratio of secured debt to total assets; (7) a ratio of total unencumbered assets to unsecured debt; and (8) a ratio of consolidated income available to debt service to annual debt service charge. A number of these debt statistics and ratios are derived from covenants found in the Company’s debt agreements, including, among others, the Company’s senior unsecured notes. In addition, the Company presents these measures because the degree of leverage could affect the Company’s ability to obtain additional financing for working capital, capital expenditures, acquisitions, development or other general corporate purposes. The Company uses these measures internally as an indicator of liquidity and the Company believes that these measures are also utilized by the investment and analyst communities to better understand the Company’s liquidity.
Average Economic Occupancy — The Company uses average economic occupancy as a statistical measure of operating performance. The Company defines average economic occupancy as gross potential rent less vacancy losses, model expenses and bad debt expenses divided by gross potential rent for the period, expressed as a percentage.

Conference Call Information
The Company will hold its quarterly conference call on Tuesday, August 2, 2005, at 10 a.m. EDT. The telephone numbers are 800-289-0494 for US and Canada callers and 913-981-5520 for international callers. The access code is 5179174. The conference call will be open to the public and can be listened to live on Post’s web site at www.postproperties.com under corporate information/investor information. The replay will begin at 1:00 p.m. EDT on August 2, and will be available until Monday, August 8, at 11:59 p.m. EDT. The telephone numbers for the replay are 888-203-1112 for US and Canada callers and 719-457-0820 for international callers. The access code for the replay is 5179174. A replay of the call also will be archived on Post’s web site under corporate information/investor information. The financial and statistical information that will be discussed on the call is contained in this press release and the Supplemental Financial Data. Both documents will be available through the investor relations section of the Company’s web site at www.postproperties.com.
Post Properties, founded more than 30 years ago, is one of the largest developers and operators of upscale multifamily communities in the United States. The Company’s mission is delivering superior satisfaction and value to its residents, associates, and investors. Operating as a real estate investment trust (REIT), the Company focuses on developing and managing Post® branded resort-style garden apartments and high-density urban apartments with a vision of being the first choice in quality multifamily living. Post is headquartered in Atlanta, Georgia, and has operations in 9 markets across the country.
Post Properties owns 23,533 apartment homes in 59 communities, including 545 apartment units in two communities held in unconsolidated entities and 205 apartment units in one community currently under development. The Company is also developing 145 for-sale condominium homes and is converting 382 apartment units in three communities (including 121 units in one community held in an unconsolidated entity) into for-sale condominium homes through a taxable REIT subsidiary.
Forward Looking Statement:
Certain statements made in this press release and other written or oral statements made by or on behalf of the Company, may constitute “forward-looking statements” within the meaning of the federal securities laws. Statements regarding future events and developments and the Company’s future performance, as well as management’s expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. Examples of such statements in this press release include the Company’s anticipated performance for the three months ending September 30, 2005 and the twelve months ending December 31, 2005, asset acquisitions and dispositions planned for 2005 and the sources of financing for acquisitions and the use of proceeds from dispositions, planned condominium conversions, anticipated condominium unit sales, and future condominium, apartment and mixed use development activities. All forward-looking statements are subject to certain risks and uncertainties that could cause actual events to differ materially from those projected. Management believes that these forward-looking statements are reasonable; however, you should not place undue reliance on such statements. These statements are based on current expectations and speak only as of the date of such statements. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of future events, new information or otherwise.
The following are some of the factors that could cause the Company’s actual results to differ materially from the expected results described in the Company’s forward-looking statements: future local and national economic conditions, including changes in job growth, interest rates, the availability of financing and other factors; demand for apartments in the Company’s markets and the effect on occupancy and rental rates; the impact of competition on the Company’s business, including competition for tenants and development locations for its apartment communities and competing for-sale housing in the markets where the Company is completing condominium conversions or developing new condominiums; the Company’s ability to obtain financing or self-fund the development or acquisition of additional multifamily rental and for-sale housing; the uncertainties associated with the Company’s current and planned future real estate development, including actual costs exceeding the Company’s budgets or development periods exceeding expectations; uncertainties associated with the timing and amount of asset sales and the resulting gains/losses associated with such asset sales; uncertainties associated with the Company’s expansion into the condominium conversion and for-sale housing business; conditions affecting ownership of residential real estate and general conditions in the multi-family residential real estate market; the effects of changes in accounting policies and other regulatory matters detailed in the Company’s filings with the Securities and Exchange Commission and uncertainties of litigation; and the Company’s ability to continue to qualify as a real estate investment trust under the Internal Revenue Code. Other important risk factors regarding the Company are included under the caption “Risk Factors” in the Company’s annual report on Form 10-K dated December 31, 2004 and may be discussed in subsequent filings with the SEC. The risk factors discussed in Form 10-K under the caption “Risk Factors” are specifically incorporated by reference into this press release.
Financial Highlights
(Unaudited; in thousands, except per share and unit amounts)

	Three months ended		Six months ended
	June 30,		June 30,
	2005	2004	2005	2004
OPERATING DATA
Revenues from continuing operations	$73,121	$69,860	$144,701	$138,547
Net income available to common shareholders	$56,534	$99,201	$59,302	$98,296
Funds from operations available to common shareholders and unitholders (Table 1)	$22,135	$14,736	$44,116	$32,502
Funds from operations available to common shareholders and unitholders, excluding certain items and charges (Table 1)	$23,509	$19,490	$40,223	$38,972

Weighted average shares outstanding – diluted	39,930	39,807	40,048	39,595
Weighted average shares and units outstanding – diluted	42,325	42,478	42,469	42,469

PER COMMON SHARE DATA – DILUTED
Net income available to common shareholders	$1.42	$2.49	$1.48	$2.48

Funds from operations available to common shareholders and unitholders (Table 1)(1)	$0.52	$0.35	$1.03	$0.76

Funds from operations available to common shareholders and unitholders, excluding certain items and charges (Table 1)(1)	$0.55	$0.46	$0.94	$0.92

Dividends declared	$0.45	$0.45	$0.90	$0.90

(1)	Funds from operations per share were computed using weighted average shares and units outstanding, including the impact of dilutive securities totaling 250 and 46 shares and units for the three months ended June 30, 2005 and 2004, respectively, and 236 and 51 shares and units for the six months ended June 30, 2005 and 2004, respectively. Such dilutive securities were antidilutive to all income per share computations in the three and six months ended June 30, 2005 and 2004, since the Company reported a per share loss from continuing operations (after reduction for preferred dividends) under generally accepted accounting principles.

Table 1
Reconciliation of Net Income Available to Common Shareholders to
Funds From Operations Available to Common Shareholders and Unitholders
(Unaudited; in thousands, except per share amounts)

	Three months ended		Six months ended
	June 30,		June 30,
	2005	2004	2005	2004
Net income available to common shareholders	$56,534	$99,201	$59,302	$98,296
Minority interest of common unitholders – continuing operations	(159)	(365)	(200)	(964)
Minority interest in discontinued operations	3,575	7,574	3,783	8,102
Depreciation on wholly-owned real estate assets, net	18,636	20,107	37,385	40,145
Depreciation on real estate assets held in unconsolidated entities	224	331	521	662
Gains on sales of real estate assets, net of provision for income taxes – discontinued operations	(62,480)	(112,112)	(62,839)	(113,739)
Incremental gains on condominium sales, net of provision for income taxes (2)	5,971	—	6,330	—
Gains on sales of real estate assets – unconsolidated entities	(201)	—	(201)	—
Incremental gains on condominium sales – unconsolidated entities (2)	35	—	35	—

Funds from operations available to common shareholders and unitholders, as defined (A)	22,135	14,736	44,116	32,502
Gain on sale of technology investment	—	—	(5,267)	—
Loss on early extinguishment of indebtedness associated with property sales	1,374	4,128	1,374	4,128
Redemption costs on preferred stock	—	—	—	1,716
Asset impairment charge	—	626	—	626

Funds from operations available to common shareholders and unitholders, excluding certain items and charges (B)	$23,509	$19,490	$40,223	$38,972

Weighted average shares and units outstanding – diluted (1)	42,575	42,524	42,705	42,520

Funds from operations – per share and unit (1)	$0.52	$0.35	$1.03	$0.76

Funds from operations, excluding certain items and charges – per share and unit (1)	$0.55	$0.46	$0.94	$0.92

(1)	Funds from operations per share were computed using weighted average shares and units outstanding, including the impact of dilutive securities totaling 250 and 46 shares and units for the three months ended June 30, 2005 and 2004, respectively, and 236 and 51 shares and units for the six months ended June 30, 2005 and 2004, respectively. Such dilutive securities were antidilutive to all income per share computations in the three and six months ended June 30, 2005 and 2004, since the Company reported a per share loss from continuing operations (after reduction for preferred dividends) under generally accepted accounting principles.

(2)	The Company recognizes incremental gains on condominium sales in FFO, net of provision for income taxes, to the extent that net sales proceeds, less costs of sales, from the sale of condominium units exceeds the greater of their fair value or net book value as of the date the property is acquired by the Company’s taxable REIT subsidiary. See page 16 of the Supplemental Financial Data for further detail.

Table 2
Reconciliation of Same Store Net Operating Income (NOI) to GAAP Net Income
(In thousands)

	Three months ended				Six months ended
	June 30,	June 30,	March 31,	June 30,	June 30,
	2005	2004	2005	2005	2004
Total same store NOI	$38,788	$38,101	$37,569	$76,358	$76,004
Property NOI from other operating segments	1,299	1,091	1,147	2,445	1,328

Consolidated property NOI	40,087	39,192	38,716	78,803	77,332
Add (subtract):
Other revenues	61	47	71	132	122
Interest income	189	213	165	354	393
Minority interest in consolidated property partnerships	64	248	113	178	432
Depreciation	(19,414)	(19,689)	(19,532)	(38,946)	(39,312)
Interest expense	(15,206)	(15,942)	(15,679)	(30,885)	(31,362)
Amortization of deferred financing costs	(1,029)	(1,092)	(1,688)	(2,717)	(2,208)
General and administrative	(5,433)	(5,476)	(5,295)	(10,728)	(10,119)
Development costs and other expenses	(740)	(381)	(1,097)	(1,837)	(916)
Equity in income of unconsolidated entities	553	207	147	701	422
Gain on sale of technology investment	—	—	5,267	5,267	—
Minority interest of preferred unitholders	—	(1,400)	—	—	(2,800)
Minority interest of common unitholders	159	365	42	200	964

Income (loss) from continuing operations	(709)	(3,708)	1,230	522	(7,052)
Income from discontinued operations	59,152	104,818	3,446	62,599	111,571

Net income	$58,443	$101,110	$4,676	$63,121	$104,519

Table 3
Same Store Net Operating Income (NOI) Summary by Market
(In thousands)

	Three months ended,			2Q ’05 vs.	2Q ’05 vs.	2Q ’05
	June 30,	June 30,	March 31,	2Q ‘04	1Q ‘05	% Same
	2005	2004	2005	% change	% change	Store NOI
Rental and other revenues
Atlanta	$28,501	$28,466	$27,969	0.1%	1.9%
Dallas	11,633	11,276	11,299	3.2%	3.0%
Tampa	7,120	6,725	7,120	5.9%	—
Washington, DC	5,751	5,458	5,618	5.4%	2.4%
Charlotte	3,313	3,231	3,168	2.5%	4.6%
Houston	3,067	3,127	3,128	(1.9)%	(2.0)%
Denver	1,970	1,981	2,004	(0.6)%	(1.7)%
New York	1,270	1,203	1,205	5.6%	5.4%
Orlando	890	852	902	4.5%	(1.3)%

Total rental and other revenues	63,515	62,319	62,413	1.9%	1.8%

Property operating and maintenance expenses (exclusive of depreciation and amortization)
Atlanta (1)	10,625	10,519	10,693	1.0%	(0.6)%
Dallas	5,189	5,253	5,198	(1.2)%	(0.2)%
Tampa	2,824	2,687	2,820	5.1%	0.1%
Washington, DC (1)	2,083	1,774	2,026	17.4%	2.8%
Charlotte	1,042	1,027	1,063	1.5%	(2.0)%
Houston	1,577	1,501	1,560	5.1%	1.1%
Denver	667	715	648	(6.7)%	2.9%
New York	352	366	413	(3.8)%	(14.8)%
Orlando	368	376	423	(2.1)%	(13.0)%

Total	24,727	24,218	24,844	2.1%	(0.5)%

Net operating income
Atlanta (1)	17,876	17,947	17,276	(0.4)%	3.5%	46.1%
Dallas	6,444	6,023	6,101	7.0%	5.6%	16.6%
Tampa	4,296	4,038	4,300	6.4%	(0.1)%	11.1%
Washington, DC (1)	3,668	3,684	3,592	(0.4)%	2.1%	9.5%
Charlotte	2,271	2,204	2,105	3.0%	7.9%	5.9%
Houston	1,490	1,626	1,568	(8.4)%	(5.1)%	3.8%
Denver	1,303	1,266	1,356	2.9%	(3.9)%	3.3%
New York	918	837	792	9.7%	15.9%	2.4%
Orlando	522	476	479	9.7%	9.0%	1.3%

Total same store NOI	$38,788	$38,101	$37,569	1.8%	3.2%	100.0%

Table 3 (con’t)
Same Store Net Operating Income (NOI) Summary by Market
(In thousands)

	Six months ended,
	June 30,	June 30,
	2005	2004	% change
Rental and other revenues
Atlanta	$56,469	$56,457	—
Dallas	22,933	22,560	1.7%
Tampa	14,240	13,521	5.3%
Washington, DC	11,369	10,833	4.9%
Charlotte	6,481	6,388	1.5%
Houston	6,196	6,285	(1.4)%
Denver	3,974	3,967	0.2%
New York	2,474	2,458	0.7%
Orlando	1,792	1,713	4.6%

Total rental and other revenues	125,928	124,182	1.4%

Property operating and maintenance expenses (exclusive of depreciation and amortization)
Atlanta (2)	21,316	20,910	1.9%
Dallas	10,387	10,168	2.2%
Tampa	5,644	5,542	1.8%
Washington, DC (2)	4,109	3,591	14.4%
Charlotte	2,106	2,069	1.8%
Houston	3,136	2,895	8.3%
Denver	1,316	1,477	(10.9)%
New York	765	744	2.8%
Orlando	791	782	1.2%

Total	49,570	48,178	2.9%

Net operating income
Atlanta (2)	35,153	35,547	(1.1)%
Dallas	12,546	12,392	1.2%
Tampa	8,596	7,979	7.7%
Washington, DC (2)	7,260	7,242	0.2%
Charlotte	4,375	4,319	1.3%
Houston	3,060	3,390	(9.7)%
Denver	2,658	2,490	6.7%
New York	1,709	1,714	(0.3)%
Orlando	1,001	931	7.5%

Total same store NOI	$76,358	$76,004	0.5%

(1)	Excluding the impact of straight-lining long-term ground lease expense of $142 in Atlanta and $172 in Washington, D.C. property operating and maintenance expenses (exclusive of depreciation and amortization) would have (decreased) increased (0.4%), 7.8% and 0.8% in Atlanta, Washington, D.C. and in total, respectively, for the second quarter of 2005, compared to the second quarter of 2004. Excluding the impact of straight-lining long-term ground lease expense, NOI would have increased 0.4%, 4.2% and 2.6% in Atlanta, Washington, D.C. and in total, respectively, for the second quarter of 2005, compared the second quarter of 2004.

(2)	Excluding the impact of straight-lining long-term ground lease expense of $287 in Atlanta and $344 in Washington, D.C. property operating and maintenance expenses (exclusive of depreciation and amortization) would have increased 0.6%, 4.8% and 1.6% in Atlanta, Washington, D.C. and in total, respectively, for the six months ended June 30, 2005, compared to the same period in the prior year. Excluding the impact of straight-lining long-term ground lease expense, NOI would have (decreased) increased (0.3%), 5.0 % and 1.3% in Atlanta, Washington, D.C. and in total, respectively, for the six months ended June 30, 2005, compared the same period in the prior year.

Table 4
Computation of Debt Ratios
(In thousands)

	As of June 30,
	2005	2004
Total real estate assets per balance sheet	$1,971,453	$2,013,500
Plus:
Company share of real estate assets held in unconsolidated entities	42,390	44,013
Company share of accumulated depreciation – assets held in unconsolidated entities	2,473	2,732
Accumulated depreciation per balance sheet	489,812	474,016
Accumulated depreciation on assets held for sale	46,506	7,836

Total undepreciated real estate assets (A)	$2,552,634	$2,542,097

Total debt per balance sheet	$1,111,936	$1,080,327
Plus:
Company share of third party debt held in unconsolidated entities	23,450	29,266
Less:
Joint venture partners’ share of mortgage debt of the company	(8,880)	—

Total debt (adjusted for joint venture partners’ share of debt) (B)	$1,126,506	$1,109,593

Total debt as a % of undepreciated real estate assets (adjusted for joint venture partners’ share of debt) (B÷A)	44.1%	43.6%

Total debt per balance sheet	$1,111,936	$1,080,327
Plus:
Company share of third party debt held in unconsolidated entities	23,450	29,266
Preferred shares at liquidation value	95,000	95,000
Preferred units at liquidation value	—	70,000
Less:
Joint venture partners’ share of mortgage debt of the company	(8,880)	—

Total debt and preferred equity (adjusted for joint venture partner’s share of debt) (C)	$1,221,506	$1,274,593

Total debt and preferred equity as a % of undepreciated assets (adjusted for joint venture partners’ share of debt) (C÷A)	47.9%	50.1%

Table 5
Reconciliation of Forecasted Net Income Per Common Share to
Forecasted Funds From Operations Per Common Share

	Three months ended		Twelve months ended
	September 30, 2005		December 31, 2005
	Low Range	High Range	Low Range	High Range
Forecasted net income, per share	$1.69	$1.77	$3.18	$3.31
Forecasted real estate depreciation, per share	0.43	0.42	1.73	1.72
Forecasted gains on property sales, per share	(1.71)	(1.75)	(2.88)	(2.92)
Forecasted gains on condominium sales, net of provision for income taxes, per share	(0.03)	(0.05)	(0.35)	(0.37)
Forecasted incremental gains on condominium sales included in funds from operations, net of provision for income taxes, per share	0.01	0.03	0.17	0.19

Forecasted funds from operations, per share	0.39	0.42	1.85	1.93
Forecasted loss on early extinguishment of debt associated with asset sales, per share	0.04	0.04	0.07	0.07
Gain on sale of technology investment, per share	—	—	(0.12)	(0.12)

Forecasted funds from operations, excluding debt extinguishment costs and technology investment gain, per share	$0.43	$0.46	$1.80	$1.88